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                                                                     EXHIBIT 4.2

                           CHURCH & DWIGHT CO., INC.
                           (INCORPORATED IN DELAWARE)
                                                                  Option No.
                             OPTION AGREEMENT UNDER
                      THE 1994 INCENTIVE STOCK OPTION PLAN

                             Non-Qualifying Option


     This Agreement made as of the 21st day of December 1994 ("Date of Grant") witness that CHURCH & DWIGHT CO., INC. ("Company") hereby grants to ("Participant") the right and option to purchase, as hereinafter provided, all
or any part of                                (      ) shares of the common
capital "Stock" of the Company at Seventeen and One-Eights Dollars ($17.125) per share. This option is hereby designated a Non-Qualifying Option as defined in the Plan document and as such is not subject to the provisions of Section 422A of the Internal Revenue Code of 1986.

     This Option is subject to and exercisable by or on behalf of the Participant only in accordance with the 1994 Incentive Stock Option Plan ("Plan") of the Company, authorized and approved by the Board of Directors on December 21, 1994.

     This Option is not subject to any rule regarding exercise in sequential order.

     The aforesaid Plan is hereby incorporated in and made a part of this Agreement as if fully set forth herein, and the Participant hereby acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

     This Agreement executed in two counterparts, with the Plan referenced above, shall constitute the entire Agreement between the Company and the Participant. The execution of this Agreement shall be binding upon the Company and its successors and upon the Participant and his or her legal representative and shall constitute their acceptance of the provisions contained herein and in the Plan incorporated by reference herein.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be affixed hereto by its officers thereunto duly authorized and the Participant has hereunto set his or her hand and seal as of the date first hereinabove set forth.


ATTEST                             CHURCH & DWIGHT CO., INC.


_________________________________  By: __________________________________
           Secretary                            Chairman

                                   ACCEPTED:


                                   _________________________________(L.S)
                                              Participant